Exhibit 99.1

Orthofix Realigns Business Units to Support Future Growth

Opportunities and Announces Leadership Changes

Promotes Brad Niemann to President, BioStim Business

Michael Finegan Appointed Chief Strategy Officer, and Jeff Schumm Appointed Chief

Administrative Officer; Mark Atkinson Named Chief People Officer

LEWISVILLE, Texas – June 20, 2013– Orthofix International N.V., (NASDAQ:OFIX) (the Company) today announced the realignment of its businesses in order to better focus on operational performance and enhance the Company’s growth potential. The Company’s operational businesses will now include: BioStim (stimulation products), Spine Fixation (spine implant products), Biologics (biologics products for all applications), International Extremity Fixation, and U.S. Extremity Fixation (orthopedic fixation systems).

In connection with the realignment, the Global Spine business will be separated into two businesses: BioStim and Spine Fixation. Brad Niemann, currently Orthofix’s Senior Vice President, Commercial Operations has been promoted to President of the BioStim business, effective immediately. Mr. Niemann has more than 15 years of experience in the medical device industry, with a particularly strong focus and track record in expanding the utilization of bone growth stimulation technology. Brad Mason, President and Chief Executive Officer of Orthofix, will assume all senior management duties for the Spine Fixation business on an interim basis. Brian McCollum, currently President of Global Spine, will be leaving the Company on July 15, 2013.

“These organization changes are part of our overall strategic initiative to provide more operational focus on our businesses while driving enhanced shareholder value,” said Mr. Mason. “We are committed to developing innovative solutions for our physician customers and the patients they serve. By managing all bone growth stimulation products under the BioStim business, spinal implant products under the Spine Fixation business, and biologics products under the Biologics business, we believe we can maximize the growth potential of these businesses. In addition, the creation of the International Extremity Fixation and the U.S. Extremity Fixation businesses will allow us to better focus on our key customers and key product opportunities.”

Orthofix today also announced that Mark Atkinson has been named Orthofix’s Chief People Officer, effective immediately. Mr. Atkinson comes to Orthofix with a strong background in organizational development and talent management. In this newly created position, Mr. Atkinson will oversee all human resources management, as well as be responsible for executive and employee development and creating a corporate culture conducive to growth and success.

In addition, the Company announced the appointment of Michael Finegan as Chief Strategy Officer and Jeff Schumm as Chief Administrative Officer. In these newly formed roles, Mr. Finegan will oversee all strategic activities, while Mr. Schumm will supervise all regulatory affairs, legal matters, and government affairs.

Mr. Mason continued, “On behalf of Orthofix, I would like to welcome both Mark and Brad to the senior management team, congratulate Mike and Jeff on their expanded roles, and thank Brian for his many contributions and years of service to our Company and wish him success in his future endeavors. We are creating a strong leadership team of talented employees at Orthofix and these promotions and appointments, together with our organization changes will advance our objectives for the benefit of our many stakeholders.”

The Company will discuss today’s announcements, as well as its complete Business Analysis and Key Strategic Initiatives during its second quarter 2013 earnings presentation.

About Brad Niemann:

Mr. Niemann joined Orthofix in March 2012 and has led the Company’s reimbursement and commercial operations. With more than 15 years of experience in the medical device industry, he has a particularly strong focus and track record in expanding the utilization of bone growth stimulation technology. From 2004-2012, Mr. Niemann worked in a variety of management and leadership roles at DJO Global, Inc. including Senior Vice President, Recovery Sciences leading their commercial efforts for the business segment.

About Mark Atkinson:

Mr. Atkinson brings to Orthofix a wealth of organizational development and talent management experience. Most recently, Mr. Atkinson served as the Director, Talent Management & Organizational Development for Lennox International. Prior to that, he was a Director, Talent Management, Organization Design and Human Resource Transformation Practices for PricewaterhouseCoopers as well as the National Director, Human Resources for Jenkens & Gilchrist, P.C.

About Michael Finegan:

Mr. Finegan joined Orthofix as Vice President of Corporate Development in 2006. In 2009, he assumed additional responsibilities as the President of Biologics. Mr. Finegan came to Orthofix from the Boston Scientific Corporation, where he held several management positions of increasing responsibility, including Vice President of Corporate Sales. Mr. Finegan began his career in banking with First Union (Wachovia). He graduated from Wake Forest University with a B.A. in Economics

About Jeff Schumm:

Mr. Schumm joined Orthofix as Assistant General Counsel in January 2007, and was promoted to Senior Vice President, General Counsel and Corporate Secretary in October 2010. From 2004 to 2006, Mr. Schumm served as Vice President and General Counsel for

Regeneration Technologies, Inc. Earlier in his career, he served as an Assistant Attorney General for the State of Florida, as an associate at Holland & Knight LLP and as a Staff Attorney at the Supreme Court of Florida. Mr. Schumm received his Bachelors of Science in Electrical Engineering and Masters in Business Administration from Lehigh University, and he is a magna cum laude graduate of the Florida State University College of Law.

About Orthofix:

Orthofix International N.V. is a diversified, global medical device company focused on developing and delivering innovative repair and regenerative solutions to the spine and orthopedic markets. Orthofix’s products are widely distributed around the world to surgeons and patients via Orthofix’s sales representatives and its subsidiaries, and via collaborations with other leading orthopedic product companies. In addition, Orthofix is collaborating on R&D activities with leading research and clinical organizations such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, and Texas Scottish Rite Hospital for Children. For more information about Orthofix, please visit www.orthofix.com.

Contact:

Orthofix International N.V.

Mark Quick, 214-937-2924

Director of Investor Relations and Business Development

markquick@orthofix.com